UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT
Haemonetics Corporation
(Exact name of the registrant as specified in its charter)

Massachusetts	001-14041	04-2882273
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

400 Wood Road, Braintree, Massachusetts		02184
(Address of principal executive offices)		(Zip code)

Christopher Lindop		781-848-7100
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

√	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 -	Conflict Minerals Disclosures

Item 1.01	Conflict Minerals Disclosure and Report
Pursuant to Rule 13p-1 (“Rule 13p-1”) promulgated under the Securities Exchange Act of 1934, as amended, Haemonetics Corporation (the “Company”) has filed this Specialized Disclosure Report (“Form SD”) for the reporting period January 1, 2014 to December 31, 2015.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at http://www.haemonetics.com/Conflict-Minerals-Statement

Item 1.02	Exhibit
As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this Form SD.

Section 2-	Exhibits

Item 2.01	Exhibits

The following exhibit is filed as part of this report on Form SD.

Exhibit No.	Description
1.01	Conflict Minerals Report of Haemonetics Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

HAEMONETICS CORPORATION
(Registrant)

		By:	/s/ Christopher Lindop
Date:	May 31, 2016		Christopher Lindop, Executive Vice President Business Development and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
1.01	Conflict Minerals Report of Haemonetics Corporation.